ARTICLES OF INCORPORATION

                                       OF

                               PowerEd Corporation

     We the undersigned natural persons of the age of twenty-one (21) years or more, hereby adopt the following Articles of Incorporation for such corporation, to-wit:

                                   ARTICLE  I

     The name of the corporation is PowerEd Corporation.


                                  ARTICLE   II

     The period of its duration is perpetual.

                                  ARTICLE   III

     The purposes for which the corporation is organized are:


          To perform any and all lawful services, business, and any other activities which are lawful under the State of Texas and any other jurisdiction in which this corporation may do business.

                                   ARTICLE  IV

     The Corporation shall be authorized to issue two (2) classes of stock, as set forth hereinbelow and Article IV of the original Articles of Incorporation are hereby amended as follows:

          "The Corporation is authorized to issue two (2) classes of shares to be designated respectively as Common Shares and Preferred Shares. The total number of shares which the Corporation is authorized to issue is 50,500,000 shares. One class of shares shall be designated Preferred Shares and the number of Preferred Shares authorized is 500 000 , of no par value of each such preferred share and the rights accompanying the same shall be determined and set by the Board of Directors of the Corporation. The other class of shares shall be designated Common Shares and the number of Common Shares authorized is 50,000,000 shares, and the par value of each such share is $.01.

          At any regular special meeting of the Board of Directors of the Corporation, in which all the members of the Board must be and are in attendance, a majority of the Board at such meeting shall have the exclusive right to establish the consideration which the Corporation shall receive for the issue of its shares that are without par value or on the exercise of rights to convert other securities into, or to purchase, shares of the Corporation that are without par value.

          The board of directors shall have authority to establish series of unissued shares if any class by fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations, and relative rights could be stated if full set forth in the articles of incorporation, but subject to and within the limitations set forth in the Article IV of the Articles of Incorporation. In order to establish a series of any class of shares, the Board of Directors shall adopt a resolution setting forth the designation of the series, fixing and determining the designations, preferences, limitations and relative rights, including voting rights, thereof or so much thereof as shall not be fixed and determined by the Articles Incorporation."

                                   ARTICLE  V

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND DOLLARS ($1,000.00) consisting of money, labor done, or property actually received.

                                   ARTICLE VI


     The shareholders of the corporation hereby delegate to the Board of Directors power to adopt, alter, amend, or repeal the Bylaws of the Corporation ; and the power shall be vested exclusively in the Board of Directors shall not be exercised by the shareholders.

                                  ARTICLE   VII

     Directors shall be elected by a majority vote. Cumulative voting shall not be permitted.

                                 ARTICLE   VIII

     To the extent permitted by the Texas Business Corporations Act, as amended, each Director and officer or former Director or officer or any person who is serving or may have served at the request of this Corporation as a Director or officer of another corporation in which this Corporation owns shares of capital stock or of which this Corporation is a creditor ( and their heirs, executors, and administrators ) may be indemnified by the Corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director of officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or, in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by this Corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the Corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in conduct of his office, and provided further that if a majority of the members of the Board of Directors of the Corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonably incurred if the action, suit or proceeding had


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been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the Corporation on the basis thereof shall not prevent a Shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the Corporation or its security holders by reason of willful misfeasance bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law."

                                   ARTICLE IX

     The post office address of its principal place of business is 3700 Winterhaven, Baytown, Texas 77521

     The name and address of the initial registered agent and office for service is James D. Jeffrey, 3700 Winterhaven, Baytown, Texas 77521.

                                   ARTICLE X

     The number of directors constituting the initial Board of Directors is three (3), and the name and address of the person who is to serve as Director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

                                        James D. Jeffrey
                                        3700 Winterhaven
                                        Baytown, Texas 77521

     The name and address of the incorporator is:

                                        James D. Jeffrey
                                        3700 Winterhaven
                                        Baytown, Texas 77522

     IN WITNESS OF WHEREOF, I have executed these Articles of Incorporation on this the 12th day of August, 1996
         ----

                                                 /s/ James D. Jeffrey
                                                 --------------------
                                                 James D. Jeffrey, Incorporator

August 8,1996


Secretary of the State of Texas
Corporations Division
Austin, TX


This is to certify that I am an officer of Powering Inc., a Texas Corporation, whose registered address is 10401 West Office Drive, Houston, TX 77042.

Mr. James D. Jeffrey is hereby authorized to register and make use of the company name PowerEd, Corporation, etc. without restrictions.

Sincerely,


/s/ Stefan Vingsbo
------------------
Stefan Vingsbo
Title: President
       ---------
       713-461-5206


Witness:

/s/ Karen Miller
----------------
Karen Miller
713-493-9674